Filed Pursuant to Rule 433

Registration Nos. 333-292881 and 333-292881-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index due June 1, 2029

Term Sheet to Preliminary Pricing Supplement No. 13 dated May 1, 2026

Summary of Terms

Issuer and Guarantor:	Wells Fargo Finance LLC (issuer) and Wells Fargo & Company (guarantor)
Market Measures:	The Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index (each referred to as an “Underlier,” and collectively as the “Underliers”)
Pricing Date*:	May 29, 2026
Issue Date*:	June 3, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:

If the closing value of the lowest performing Underlier on the call date is greater than or equal to its starting value, the securities will be automatically called, and on the call settlement date, investors will receive the face amount per security plus the call premium

Call Date*:	June 3, 2027
Call Settlement Date:	Three business days after the call date
Call Premium:	At least 18.00% of the face amount (to be determined on the pricing date)
Maturity Payment Amount (per security):

If the securities are not automatically called:

●if the ending value of the lowest performing Underlier on the final calculation day is greater than its starting value:

$1,000 + ($1,000 × underlier return of the lowest performing underlier on the final calculation day × upside participation rate);

●if the ending value of the lowest performing Underlier on the final calculation day is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000; or

●if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier on the final calculation day)

Stated Maturity Date*:	June 1, 2029
Lowest Performing Underlier:	For the call date or the final calculation day, the “lowest performing Underlier” will be the Underlier with the lowest underlier return on that day
Starting Value:	With respect to each Underlier, its closing value on the pricing date
Ending Value:	With respect to each Underlier, its closing value on the final calculation day
Threshold Value:	With respect to each Underlier, 75% of its starting value
Upside Participation Rate:	150%
Underlier Return:	With respect to an Underlier on the call date or the final calculation day: (closing value on that day – starting value) / starting value
Final Calculation Day*:	May 29, 2029
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:

Up to 2.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay up to 0.075% of the agent’s discount to WFA as a distribution expense fee

*subject to change ** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

Summary of Terms (continued)

CUSIP:	95001HJN2
Material Tax Consequences:	See the preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any Underlier, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlier at the upside participation rate.

If the securities are not automatically called, and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have full downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day from its starting value and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

The current estimated value of the securities is approximately $956.70 per security. While the estimated value of the securities at pricing may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $920.00 per security. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement:
sec.gov/Archives/edgar/data/72971/000183988226022496/r9013wfc_424b2-14628.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, market measure supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose A Significant Portion, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

●If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.

●The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

●Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On The Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

●You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

●You Will Be Subject To Reinvestment Risk.

●The Securities Do Not Pay Interest.

●No Periodic Interest Will Be Paid On The Securities.

●The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

●The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Securities

●The Securities Are Subject To Credit Risk.

●As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

●Holders Of The Securities Have Limited Rights Of Acceleration.

●Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

●The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

●The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

●The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

●The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

●The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

●Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

oInvesting In The Securities Is Not The Same As Investing In The Underliers.

oHistorical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

oChanges That Affect The Underliers May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

oWe Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underliers.

oWe And Our Affiliates Have No Affiliation With Any Underlier Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Nasdaq-100 Index®.

●The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The Russell 2000® Index.

Risks Relating To Conflicts Of Interest

●Our And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling WFS at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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